FAIRFIELD COMMUNITIES, INC. AND SUBSIDIARIES
                    Computation of Earnings Per Share


                                                    Primary
                                         -------------------------------
                                           Three Months Ended March 31,
                                         -------------------------------
                                             1996               1995
                                             ----               ----
Weighted average shares:
   Shares outstanding                     12,325,848         12,360,213
   Estimated increase in shares
    outstanding due to allowed
     claims exceeding $85 million (1)        702,313            709,486
   Less treasury stock                    (2,395,295)        (2,395,295)
   Net effect of dilutive warrants
     based on the treasury stock method      514,647            359,094
   Contingent issuance -
     Holders of FCI Notes (2)                   -                  -
                                          ----------         ----------
Totaled weighted average
 shares outstanding                       11,147,513         11,033,498
                                          ==========         ==========
Net earnings                              $1,893,000           $152,000
                                          ==========           ========

Earnings per share                              $.17               $.01
                                                ====               ====

           Fully Diluted
  -------------------------------
    Three Months Ended March 31,
  -------------------------------
      1996               1995
      ----               ----

   12,325,848         12,360,213


      702,313            709,486
   (2,395,295)        (2,395,295)

      564,319            378,615

      588,235            588,235
   ----------         ----------

   11,785,420         11,641,254
   ==========         ==========
   $1,893,000           $152,000
   ==========           ========

         $.16               $.01
         ====               ====

(1) In accordance with the terms of the plans of reorganization, the number of shares to be issued to unsecured claim holders will increase if the amount of the allowed unsecured claims exceeds $85 million. The number of shares issued will be increased to a number equal to 10,000,000 multiplied by the quotient of the total amount of the allowed unsecured claims divided by $85 million. For purposes of the earnings per share computation, the estimated amount of allowed claims, exclusive of the contingent issuance for the holders of the FCI Notes, totaled $111 million as of March 31, 1996.

(2) In accordance with the terms of the plans of reorganization, Fairfield has reserved, but not issued, 588,235 shares of Common Stock for the benefit of the holders of the FCI Notes in the event the proceeds from the sale of the collateral securing the FCI Notes, or the value of any such collateral not sold, is insufficient to repay the FCI Notes.